EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Mission Community Bancorp of our report of independent registered public accounting firm dated March 5, 2007, on our audit of the consolidated balance sheets of Mission Community Bancorp and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholder’s equity and cash flows for the years then ended, appearing on Form SB-2.

/s/ VAVRINEK, TRINE, DAY & CO., LLP

Laguna Hills, California
July 24, 2007